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                                                                  Exhibit 99.1


CONTACT:      D.Scott Buchanan
              Aron Stern
              Biomagnetic Technologies Inc.
              San Diego CA, USA
              (858) 453-6300

              Antti Ahonen
              Neuromag Oy
              Helsinki, Finland
              358 9 394 4510

BIOMAGNETIC TECHNOLOGIES INC. ANNOUNCES ITS COMBINATION WITH NEUROMAG OY; TO BE KNOWN AS 4-D NEUROIMAGING

San Diego, California, December 23, 1999 -- Biomagnetic Technologies, Inc ("BTi"), (OCTBB: BMTI) is extremely pleased to announce today its combination with Neuromag Oy.

This combination of the two world leaders in the field of Magnetic Source Imaging (MSI) will be known as 4-D NeuroImaging. The names BTi and Neuromag are synonymous with the great strides in MSI instrumentation that have occurred over the last 10 years. Through collaboration with their extensive customer bases, the companies have contributed significantly to the recent emergence of MSI as a powerful clinical tool. While individually successful, both companies realized that the full potential of MSI could be achieved more rapidly by the combination of their extensive expertise in hardware and software development for both research and clinical applications. By drawing upon the best elements of the technology and applications experience of each partner, 4-D NeuroImaging offers an exceptional, and heretofore unavailable, resource for present and future MSI customers.

4-D NeuroImaging will continue the tradition of service and support that have been hallmarks of the founding companies. Both the VectorView and the Magnes product lines will continue to be produced and fully supported, thereby providing the broadest set of choices for our present and future customers. 4-D NeuroImaging, with company offices in San Diego, Helsinki, Finland, and Aachen, Germany, and strong distribution in Japan and the rest of the world, will provide an extensive global presence.

As was the case of the founding companies, 4-D NeuroImaging is committed to the promotion of cooperation amongst the members of its far flung and diverse customer base to develop clinical applications, to expand the frontiers of brain research, and to make MSI the tool of choice for functional imaging of the human brain.

The combination of the companies was accomplished when BTi purchased 100% of the capital stock of Neuromag Oy using debt financing as part of its ongoing financial strategy.

"The formation of 4-D NeuroImaging will significantly enhance the combined value of both companies, and provide the necessary critical mass in technology, applications, distribution and customer base to accelerate the clinical acceptance of MSI as a tool for diagnosis and treatment of neurological and neuropsychiatric disease," commented D. Scott Buchanan, President and CEO of BTi.

"I am very pleased to see these two principals in the field of MSI come together in a manner that will enhance each company's capabilities. Nueromag's success in the Asian and Research market combined with BTi's success in the Clinical market, will allow 4-D NeuroImaging to effectively serve all market segments worldwide," said Dr. Enrique Maso, Chairman of BTi, now 4-D NeuroImaging.

Antti Ahonen, General Manager of Neuromag commented that "The time is right to bring together these two pioneers of biomagnetism. 4-D NeuroImaging will allow both companies to continue to exercise their strengths and to combine them to accelerate the commercial and clinical acceptance of MSI."

The new company starts with a backlog of six systems and is well positioned to capture a growing market in MSI from a position of strength.

4-D NeuroImaging, headquartered in San Diego, CA, is dedicated to the development of Magnetic Source Imaging systems that measure magnetic fields in the human body and assist in the diagnosis of a potentially broad range of medical disorders. Its main products, the Magnes and VectorView systems, provide the most complete line of equipment for examination of brain function. More than 200 insurance companies and healthcare providers have approved reimbursement for certain MSI procedures performed with these systems.

This press release may contain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed here. For a complete and detailed description of these risks and uncertainties and these transactions, please refer to the Company's public filings with the U.S. Securities and Exchange Commission. The company is not obligated to publicly update or revise these forward-looking statements.